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                                                                       Exhibit 5












GlobeSpan, Inc.
100 Schulz Drive
Red Bank, NJ 07701

Ladies and Gentlemen:

     We refer to the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), being filed by Globespan, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to 5,315,130 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company.

     We have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares registered for issuance pursuant to the Registration Statement are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of the General Rules and Regulations of the Commission.

                                                Very truly yours,